Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES C PREFERRED STOCK

OF

BIOTRICITY INC.

Biotricity Inc. (the “Company”), a Nevada corporation, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) designating 2,100,000 shares of the Company’s preferred stock as Series C Preferred Stock and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. There shall hereby be created and established a series of “Series C Preferred Stock” and the number of shares initially constituting such series shall be up to 2,100,000 shares.

SECTION 2. STATED VALUE. The Stated Value of the Series C Preferred Stock will be $2.35 per share.

SECTION 3. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Company (a “Liquidation”), the Series C Preferred Stock will entitle the holders thereof (the “Holders”), out of the assets of the Company available for distribution to its shareholders upon such liquidation, an amount equal to the Stated Value, for each share of Series C Preferred Stock, plus any accrued but unpaid dividends on such shares, before any payment may be made or any assets distributed to the holders of the Common Stock. For the avoidance of doubt, the Series C Preferred Stock will rank junior to the Company’s Series B Preferred Stock upon any Liquidation.

SECTION 4. RANKING. The Series C Preferred Stock shall rank, with respect to any Liquidation, senior to the Common Stock and shall rank junior to the Company’s Series B Preferred Stock and any other series of Preferred Stock created by the Company unless such Preferred Stock by its terms states that the Series C Preferred Stock ranks pari passu with such newly created class of Preferred Stock.

SECTION 5. VOTING. Holders will be entitled to 40 votes for each share of Series C Preferred Stock on any matter brought to a vote of stockholders (subject to proportional adjustment in the event of any stock split, stock dividend or similar transaction). Except as otherwise provided in this Certificate of Designation or in any other Certificate of Designation or as required under applicable law, Holders of Series C Preferred Stock, holders of Common Stock, and any other capital shares of the Company having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Company.

SECTION 6. DIVIDENDS. In the event the Company shall declare or pay a dividend on its Common Stock (other than dividends payable in shares of Common Stock), the Holders will also be entitled to receive payment of such dividends as if such Holders held ten (10) shares of Common Stock for each share of Series C Preferred Stock (subject to adjustment for any stock split, stock dividend, or similar transaction).

SECTION 7. CONVERSION.

7.1. The Series C Preferred Stock will not be convertible into shares of Common Stock (“Conversion Shares”) or any other capital stock of the Company except as otherwise set forth in this Section 7. Effective upon the closing of any offering of equity securities of the Company in which the Company receives gross proceeds of at least $15 million (a “Qualified Financing”), all of the issued and outstanding shares of the Series C Preferred Stock will automatically convert into a number of shares of Common Stock equal to 59.6% of the issued and outstanding shares of Common Stock of the Company as of the date of the Qualified Financing and after giving effect to the issuance of all shares of capital stock issued or issuable in connection with the Qualified Financing (such shares of Common Stock issued upon the conversion referred to as the “Conversion Shares”). For the avoidance of doubt, any pre-funded warrants issued in the Qualified Financing will be treated as shares of Common Stock for purposes of such calculation. In the event the Company issues any warrants that are not pre-funded warrants in the Qualified Financing, the Company shall issue warrants to the Holders of Series C Preferred Stock in the form issued in the Qualified Financing and in the same ratio to the Conversion Shares as the warrant coverage in the Qualified Financing.

7.2. Upon any conversion of the Series C Preferred Stock pursuant to Section 7.1, all of the Conversion Shares issued upon such conversion shall be subject to a one-year lockup from the date of such issuance (the “Lock-up Period”), and such Conversion Shares shall not be transferable or assignable by the Holder during such Lock-up Period (the “Lock-up”). Each Holder shall execute a lock-up agreement in accordance with the foregoing as a condition to the Holder’s receipt of the Conversion Shares. The Holder acknowledges that any certificates representing the Conversion Shares shall bear a restrictive legend referencing such Lock-up and each Holder agrees to execute and deliver any further documents necessary to reflect the foregoing restrictions.

7.3. If prior to a Qualified Financing, the Company enters into a Fundamental Transaction (as hereinafter defined), then immediately prior to the closing of such Fundamental Transaction, each share of Series C Preferred Stock shall be automatically converted into ten (10) shares of Common Stock. For purposes hereof, a “Fundamental Transaction” means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

7.4. If the Company has not consummated a Qualified Financing on or before March 31, 2028, then from and after such date, the Holder shall have the right to convert each share of Series C Preferred Stock into ten (10) shares of Common Stock (subject to adjustment for stock splits, stock dividends and similar transactions), by delivering written notice thereof to the Company.

SECTION 8. NO REDEMPTION RIGHTS OR OBLIGATIONS. The Company will not be entitled to redeem any shares of Series C Preferred Stock without the consent of the Holders of such shares and will have no obligation to redeem and shares of Series C Preferred Stock.

SECTION 9.  SERIES C PREFERRED STOCK REGISTER. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders in accordance with Section 12), a register for the Series C Preferred Stock, in which the Company shall record, in addition to any information otherwise required by law to be set forth on such register, (i) the name, address, electronic mail address of each Holder in whose name the shares of Series C Preferred Stock have been issued and (ii) the name, address, electronic mail address of each transferee of any shares of Series C Preferred Stock. The Company may treat the person in whose name any share of Series C Preferred Stock is registered on the register as the owner and holder thereof for all purposes.

SECTION 10.   TRANSFER. A Holder may transfer any shares of Series C Preferred Stock, held by such Holder without the consent of the Company; provided that such transfer is in compliance with applicable securities laws and such transferee acknowledges in writing the restrictions set forth in Section 7.2 and agrees to be bound by th the terms therein. The Company shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any Holder may reasonably request in order to carry out the intent and accomplish the purposes of this Section 10.

SECTION 11. BOOK-ENTRY; CERTIFICATES. The Series C Preferred Stock will be uncertificated and issued in book-entry form. To the extent that any shares of Series C Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

SECTION 12. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Any and all notices or other communications or deliveries to be provided to the Company hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to investors@biotricity.com, or such other email address or mailing address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 12(c). Any and all notices or other communications or deliveries to be provided to a Holder hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Company, or if no such email address appears on the books of the Company, sent by a nationally recognized overnight courier service addressed to such Holder, at the address on the records of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 12(c) prior to 5:30 p.m. Eastern Time on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 12(c) between 5:30 p.m. and 11:59 p.m. Eastern Time on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

(d) Except as may otherwise be required by law, the Series C Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.